EXHIBIT 11.
                         EARNINGS PER SHARE CALCULATIONS

Basic net earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares outstanding for the year. Diluted earnings per share are computed in a similar way, except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares which could have been purchased by the Company with the related proceeds.

                                                THREE MONTHS ENDED                  THREE MONTHS ENDED
                                                FEBRUARY 28, 2003                   FEBRUARY 28, 2002
                                             BASIC            DILUTED            BASIC            DILUTED
                                           ---------         ---------         ---------         ---------
Net earnings (loss)                        $ (50,960)        $ (50,960)        $ (44,514)        $ (44,514)
                                           ---------         ---------         ---------         ---------

Average shares outstanding                   813,565           813,565           813,565           813,565

  Effect of dilutive securities:
              Options and Warrants*                0                 0                 0                 0
                                           ---------         ---------         ---------         ---------

Equivalent shares                            813,565           813,565           813,565           813,565
                                           ---------         ---------         ---------         ---------

Earnings (loss) per
share                                      $   (0.06)        $   (0.06)        $   (0.05)        $   (0.05)
                                           =========         =========         =========         =========

* All potential common shares are antidillutive for the three month periods ended February 28, 2002 and 2003.

                                                NINE MONTHS ENDED                   NINE MONTHS ENDED
                                                FEBRUARY 28, 2003                   FEBRUARY 28, 2002
                                             BASIC            DILUTED            BASIC            DILUTED
                                           ---------         ---------         ---------         ---------
Net earnings (loss)                        $ (42,117)        $ (42,117)        $  (3,478)        $  (3,478)
                                           ---------         ---------         ---------         ---------

Average shares outstanding                   813,565           813,565           813,565           813,565

  Effect of dilutive securities:
              Options and Warrants*                0                 0                 0                 0
                                           ---------         ---------         ---------         ---------

Equivalent shares                            813,565           813,565           813,565           813,565
                                           ---------         ---------         ---------         ---------

Earnings (loss) per
share                                      $   (0.05)        $   (0.05)        $   (0.00)        $   (0.00)
                                           =========         =========         =========         =========

* All potential common shares are antidillutive for the nine month periods ended February 28, 2002 and 2003.